Exhibit 99.2
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE August 18, 2003

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Appoints Tim Hoffman Chief Accounting Officer/Assistant CFO

(OMAHA, NE)—infoUSA, (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that it has appointed Tim Hoffman to a newly created position of Chief Accounting Officer/Assistant CFO. As Chief Accounting Officer, Mr. Hoffman will oversee the daily finance and accounting functions at infoUSA. He will also assist the current CFO, Stormy Dean, with various accounting support functions and will aid in the transition once a successor to Mr. Dean has been hired. As previously announced, Mr. Dean is resigning effective October 21, 2003, in order to pursue a political career. Mr. Hoffman joined the company in 1996 and has served in many senior accounting positions, including CFO of Donnelley Marketing and as Director, Internal Audit. He is a Certified Public Accountant (CPA).

Lorne Groe, Vice President of Finance and Acquisitions, will be managing all of the company’s banking relationships until a new CFO is appointed.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

infoUSA Safe Harbor Statement: Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the companies’ filings with the Securities and Exchange Commission.